Exhibit 99.1

Control4 Appoints Mark Novakovich as Chief Financial Officer

SALT LAKE CITY — August 25,  2015 — Control4 Corporation (NASDAQ: CTRL), a leading provider of automation and control solutions for the connected home, today announced the appointment of Mark Novakovich as its new Chief Financial Officer.    Mr. Novakovich has been with Control4 since 2004 – serving in senior financial leadership capacities from its early days as a  venture-backed startup through today as an industry-leading global business.  Dan Strong, who had served as the company’s CFO since January 2008, will be pursuing  an  opportunity with a privately held company in the healthcare industry and will transition to a part-time advisory role on September 30th.

Mr. Novakovich brings to his appointment as Control4’s CFO more than 20 years of senior financial- management experience.  During his eleven-year tenure at Control4, Mark has led many of the Company’s efforts, including creating and scaling its financial and supply chain systems and processes; negotiating and operating financial, facility, and partner contracts; contributing to the analysis, negotiation, planning and integration of several acquisitions; and assembling and leading a highly effective and efficient financial organization serving a growing global business.   For the last several years Mark has been responsible for all of Control4’s finance and accounting operations, as well as its tax, treasury, order management, and internal control activities.

“It’s a natural step for Mark to serve as Control4’s next CFO,” said Martin Plaehn,  Control4 Chairman and CEO. “Mark has significantly contributed to the company’s financial and operational progress, and  has  a  deep understanding of our industry and company, our global operations and products, as well as our channels and partners, and as such Mark will be central to our continued  performance and growth.”

Martin added, “Dan has been instrumental in providing both leadership and mentorship to our financial team and company.   Working together, Dan,  Mark and their team have built the scalable financial systems and processes as well as the strong planning and review discipline that will continue to serve Control4 going forward.   We thank Dan for his many contributions and wish him well in his next adventure.”

Prior to Control4, Mr. Novakovich held several senior finance positions including Chief Financial Officer at Lineo, a global provider of embedded Linux products, tools and services (acquired by Motorola); and Corporate Controller at I-Link, a developer of VOIP technology and products.  Mark began his career in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers).  He received his  Bachelors in Accounting from Brigham Young University in 1992 and is a Certified Public Accountant registered in the state of Utah.

Control4 Appoints Mark Novakovich as CFO

“I am pleased to see this promotion for Mark and expect a smooth succession,” said Mark Jensen,  Chair of the Audit Committee of the Control4 Board of Directors. “I am confident that Mark will continue to effectively lead our finance organization, drive operational excellence, set clear expectations, and ensure continued profitable growth – all necessary to deliver increasing shareholder value.”

About Control4 Corporation (NASDAQ: CTRL):

Control4 [NASDAQ: CTRL] is a leading provider of automation systems for homes and businesses, offering personalized control of lighting, audio, video, temperature, security, communications and similar functionalities into a unified home-automation solution that enhances the daily lives of its customers. Control4 unlocks the potential of connected devices, making entertainment systems easier to use, homes more comfortable and energy efficient, and families more secure. More than 75% of Control4's consumers have integrated two or more functionalities with Control4's solution, which is available through more than 3,400 dealers, retail outlets, and distributors in over 90 countries. By delivering insightfully simple control solutions that enhance the lives of individuals and families, Control4 is the automation platform of choice for consumers, major consumer electronics companies, hotels, and businesses around the world.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Control4’s future financial performance and expectations relating to the market awareness and proliferation of smart home devices and home automation. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are made as of the date they were first issued and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Control4’s control. Control4’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in Control4’s risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to Control4’s Annual Report on Form 10-K for the year ended December 31, 2014,  as well as other documents that may be filed by the Company from time to time with the SEC. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the ability of Control4 to remain competitive and maintain its position in the market; Control4’s ability to increase market awareness of its solution and brand, including through direct-to-consumer marketing efforts; the ability of dealers and distributors to sell Control4 solutions; unexpected fluctuations in quarterly operating results; the ability of Control4 to develop new solutions and develop and expand its network of dealers and distributors; the ability of Control4 to realize the intended benefits of its strategic relationships; the compatibility of Control4 solutions with third-party products and applications; the ability of Control4 to adapt to technological changes; changes in the demand for Control4’s solutions may develop more slowly than expected; the loss of key employees; increased demands on employees and costs associated with

Control4 Appoints Mark Novakovich as CFO

operating as a public company; general political or destabilizing events, including war, conflict, acts of terrorism or cyber attacks; and other risks and uncertainties. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent Control4’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. Control4 undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing Control4’s views as of any date subsequent to the date of this press release.

CONTACTS:

Investor Relations	Media
Mike Bishop	Blair Sonnen
The Blueshirt Group	Control4
Tel: +1 415-217-4968	Tel: +1 801-619-4245
mike@blueshirtgroup.com	bsonnen@control4.com

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Source: Control4